                                Rule 424(b)(2), Rule 424(b)(3) and Rule 424(c)
                                Registration Nos. 33-61711 and 33-42870

PRICING SUPPLEMENT NO. 1  Dated:  April 15, 1997
(To Prospectus dated September 15, 1995 and Prospectus Supplement dated March 21, 1996)

                                  $50,000,000

                                    TRW Inc.
                          MEDIUM-TERM NOTES, SERIES C
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         Principal Amount:                   $50,000,000

         Type of Note:                       Fixed Rate

         Form of Note:                       Book-Entry

         Interest Rate:                      7.37%

         Price to Public:                    100% of principal amount

         Original Issue Date:                April 18, 1997

         Stated Maturity Date:               April 18, 2007

         Interest Payment Dates:             April 15, October 15
                                             (commencing October 15, 1997)

         Redemption Terms:                   Cannot be redeemed
             (at option of the Company)      prior to Stated Maturity

         Repayment Terms:                    Cannot be repaid
             (at option of the Holder)       prior to Stated Maturity

         Selling Agents and                  Morgan Stanley & Co. Incorporated
         Agents' Capacity:                   Principal

                                             J.P. Morgan Securities Inc.
                                             Agent

                                             Salomon Bros. Inc
                                             Agent

         Agents' Commission:                 0.625%

                                      PS-1


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Other:

United States Taxation

TRW is issuing U.S. dollar Fixed Rate Notes pursuant to this Pricing Supplement. Refer to the "United States Federal Income Tax Considerations" discussion in the Prospectus Supplement for a summary of the federal income tax consequences of ownership of these Fixed Rate Notes. TRW will determine whether it is necessary or appropriate to supplement the tax discussion in the Prospectus Supplement concerning types of notes other than the Fixed Rate Notes offered hereunder if and when TRW issues such other types of notes.

Plan Of Distribution

Morgan Stanley & Co. Incorporated has purchased the Fixed Rate Notes as principal in this transaction for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Morgan Stanley & Co. Incorporated.

                                      PS-2